                                      EXHIBIT 2


                               STOCK PURCHASE AGREEMENT



    THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 27th day of May, 1997, by and between a group of private investors identified on Appendix I to this Agreement, as amended hereunder, (the "Schedule of Purchasers") (individually a "Purchaser" and collectively "Buyer"), which is led by Berg & Berg Enterprises, Inc., a California corporation ("Buyer's Representative"), on one hand, and Mission West Properties, a California corporation (the "Company") and the shareholders of the Company identified on Appendix II to this Agreement (the "Holders"), on the other hand.



                                   R E C I T A L S

    A. The Company has recently sold substantially all of its operating assets.

    B. Buyer would like to acquire from the Company shares of Common Stock representing a controlling interest in the Company with a view to engaging in real estate activities through the Company as a real estate investment trust within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (the "Code").

    C. The Holders own, in the aggregate, approximately 60% of the outstanding voting stock of the Company.


                                  A G R E E M E N T


    The parties to this Agreement agree as follows:

1.  AUTHORIZATION AND SALE OF COMMON STOCK.

    1.1 AUTHORIZATION OF THE SHARES. The Board of Directors of the Company has approved and authorized for issuance 6,000,000 shares of the Common Stock of the Company (the "Shares").

    1.2 SALE OF THE SHARES. Subject to the terms and conditions hereof, on the Closing Date, the Company will issue and sell to each Purchaser, and each Purchaser agrees, severally, to purchase from the Company, the number of Shares of Common Stock specified opposite such Purchaser's name on the Schedule of Purchasers as of the Closing Date at a purchase price of Fifteen Cents ($0.15) per share for the aggregate purchase price set forth opposite each such Purchaser's name. The Company agrees that Buyer may amend the Schedule of Purchasers from time to time prior to the Effective Date (as defined in Section 2.1) in the sole discretion of Buyer's Representative.

    1.3 SEPARATE AGREEMENTS. The Company's agreement with each Purchaser is a separate agreement, and the sale of the shares of Common Stock to each Purchaser is a separate sale.

2.  EFFECTIVE DATE; CLOSING DATE; DELIVERY

    2.1 EFFECTIVE DATE. Upon execution and delivery of this Agreement by the Company and approval of this Agreement and all of the transactions contemplated hereby by the Board of Directors of the Company (the "Board of Directors"), the Company, the Board of Directors, and the Holders shall perform timely all covenants set forth in Sections 5.3, 5.4 and 5.5, and, in particular, within five (5) business days following the execution and delivery of the Agreement, they shall set a record date for a meeting of the shareholders of the Company to consider and vote upon the transactions contemplated by this Agreement and file with the Securities and Exchange Commission (the "SEC") preliminary proxy material relating to such meeting. The date of the shareholders meeting shall be the "Effective Date". Buyer, through Buyer's Representative, shall advance $900,000 to the Company on the Effective Date, if the Company or the Holders are not then in default under this Agreement and the shareholders shall have approved the transactions contemplated hereby. The amount of such advance shall be credited against the purchase price for the Shares at the Closing.

    2.2 CLOSING DATE. The closing of the purchase and sale of the Shares hereunder (the "Closing") with each of the Purchasers shall be held at the offices of Graham & James LLP, 600 Hansen Way, Palo Alto, California, at 10:00 a.m. on the date two (2) business days following the record date for the dividend declared pursuant to Section 6.5, or at such other time and place to which the Company and Buyer's Representative may agree upon orally or in writing (the "Closing Date").

    2.3 DELIVERY. At the Closing, the Company will deliver to each Purchaser a certificate representing the Shares to be purchased by such Purchaser from the Company (which shall be issued in such Purchaser's name as set forth on the Schedule of Purchasers) against payment of the purchase price therefor by credit of the amount advanced by Buyer pursuant to Section 2.1.

3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

    The Company hereby represents and warrants to each Purchaser that, subject to and except as set forth in a Schedule of Exceptions (the "Schedule of Exceptions") delivered to the Purchasers, specifically identifying the relevant subsections hereof:

    3.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on its business or properties.

    3.2 SUBSIDIARIES. Other than Mission West Executive Aircraft Center, Inc. and MIT Realty, Inc. (the "Company Subsidiaries") which are wholly owned by the Company, the Company does not own or control, directly or indirectly, any interest in any other corporation, association, partnership or other business entity. As used in this Section 3, references to the Company include the Company Subsidiaries. The Company is not a participant in any joint venture, partnership, or similar arrangement.

    3.3 CAPITALIZATION. The authorized capital stock of the Company as of the Effective Date will consist of 10,000,000 shares of Common Stock, of which 1,533,121 shares are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with all applicable state and federal laws concerning the issuance of securities. The Company has reserved 6,000,000 shares for issuance hereunder. Except for the foregoing, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock.

    3.4 AUTHORIZATION. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and thereunder, and the authorization, sale and issuance of the Shares pursuant hereto has been taken or will be taken prior to the Closing Date. This Agreement, when executed and delivered by the Company, will constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

    3.5 VALID ISSUANCE OF COMMON STOCK. The Shares that are being purchased by the Purchasers hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, and under applicable state and federal securities laws.

    3.6 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation or default of any term of the Articles of Incorporation, or Bylaws of the Company, nor is the Company in violation or default of any term of any contract, agreement, instrument, judgment, decree, order, statute, rule or regulation (collectively, "Instruments and Laws") to which the Company is subject and a violation of which would have a material adverse effect on the condition, financial or otherwise, or operations of the Company. The execution, delivery and performance of this Agreement, and the consummation of the transactions pursuant hereto, will not result in a violation of or be in conflict with the Articles of Incorporation, as amended, or the Bylaws of the Company or constitute, with or without the passage of time and giving of notice, a material default under any such Instrument or Law, except where such violations or defaults, singularly or in the aggregate, would not have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Company, require any consent or waiver (which has not been obtained) under any such Instrument or Law, or result in the creation of any lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such Instrument or Law.

    3.7 LITIGATION. There are no actions, suits, proceedings or investigations pending or, to the best of the Company's knowledge, threatened against the Company.

    3.8 GOVERNMENTAL CONSENT, ETC. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing (other than filing a proxy statement with the SEC with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement.

    3.9 COMPANY SEC INFORMATION. As of their respective filing dates (except as thereafter amended) all documents that the Company has filed with the SEC ("Company SEC Documents") have complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and none of the Company SEC Documents has contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading except to the extent corrected by a subsequently filed Company SEC Document.

    3.10 OFFERING. Subject in part to the truth and accuracy of each Purchaser's representations set forth in Section 4 of this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements under Section 5 of the Securities Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

    3.11 TITLE TO PROPERTY AND ASSETS. The Company owns its property and assets free and clear of all mortgages, loans, liens and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

    3.12 TAX RETURNS AND PAYMENTS. The Company has filed all tax returns and reports as required by law. All such returns and reports are true and correct in all material respects. The Company has paid in full all taxes and other assessments due.

    3.13 COMPLIANCE WITH APPLICABLE LAWS.

         (a) The Company and its properties, assets, operations and business have been operated and are in compliance with all applicable statutes, laws, ordinances, administrative orders, rules and regulations of any Governmental Authority and any filing requirements relating thereto, except for violations that would not, individually and in the aggregate, have a material adverse effect on the Company or prevent or materially delay the Closing, including Environmental and Safety Laws. No investigation or review by any Governmental Authority with respect to the Company is pending or, to the knowledge of the Company, threatened.

         (b) The Company has obtained all permits, licenses and other authorizations from Governmental Authorities that are required with respect to the operation of its business and the ownership of its assets under applicable laws, including Environmental and Safety Laws, other than any permits, licensees or authorizations the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the Company or prevent or materially delay the consummation of the Closing. The Company is in compliance in all material respects with all terms and conditions of such permits, licenses and authorizations.

         (c) There are no past or present or, to the knowledge of the Company, future events, conditions, circumstances, activities, practices, incidents, actions or plans that are reasonably likely to interfere with or prevent compliance or continued compliance by the Company with any Environmental and Safety Laws governing the Company's present and currently contemplated future operations or with any law, judgment, injunction, notice of demand letter issued, entered, promulgated or approved thereunder, (ii) give rise to any liability of the Company under any Environmental and Safety Law governing the Company's past, present and currently contemplated future operations or (iii) otherwise form the basis of any litigation, hearing, notice of violation, study or investigation against or affecting the Company, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance.

         As used in this Section 3.13:

        "GOVERNMENTAL AUTHORITY" shall mean any federal, state, local or foreign court, governmental or administrative agency or commission or other governmental agency, authority, instrumentality or regulatory body.

        "HAZARDOUS SUBSTANCE" shall mean "hazardous substance" as defined in any law, rule or regulation applicable to such substance of any Governmental Authority.

        "ENVIRONMENTAL AND SAFETY LAWS" shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, or toxic or hazardous substances or wastes into the environment, including ambient air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, or toxic or Hazardous Substances or Hazardous Wastes or the clean-up or other remediation thereof.

    3.14 APPROVAL BY BOARD OF DIRECTORS. The Board of Directors has approved this Agreement and all of the transactions contemplated by this Agreement.

    3.15 FINANCIAL STATEMENTS. The Company has delivered to Buyer's Representative true and accurate copies of (i) the Company's audited balance sheet as of November 30, 1996 (the "Audited Balance Sheet") and the related statements of operations and cash flows for the fiscal year then ended (the "Audited Income Statement"; together with the Audited Balance Sheet, the "Audited Financial Statements"), (ii) the unaudited balance sheet of the Company as of February 28, 1997 (the "Unaudited Balance Sheet"), and the related unaudited statements of operations and cash flows of the Company for the three-month period ended at the date of the Balance Sheet, all certified by the Chief Financial Officer (the "Unaudited Income Statement"; together with the Unaudited Balance Sheet, the "Unaudited Financial Statements"), and (iii) a Pro Forma Balance Sheet stated as of the Effective Date (the "Pro Forma Balance Sheet"). (The Audited Financial Statements, the Unaudited Financial Statements, and the Pro Forma Balance Sheet are referred to collectively as the "Financial Statements".) The Financial Statements are in accordance with the books and records of the Company, have been prepared in conformity with generally accepted accounting principles consistently applied (except as described in the notes included therein and except that the Unaudited Financial Statements, and the Pro Forma Balance Sheet do not have notes thereto), and fairly present the financial condition of the Company as of the dates thereof and the results of its operations for the periods then ended, subject, in the case of the Unaudited Financial Statements, to year-end adjustments.

    3.16 CASH FORECAST. The Company has delivered to Buyer's Representative a Monthly Cash Forecast dated as of May 23, 1997 (the "Cash Forecast"), which is true and accurate in all respects taking into account the past and currently projected operations of the Company, except for the omission of additional distributions to the Company's shareholders as contemplated in
Section 6.5.

    3.17 UNDISCLOSED LIABILITIES. The Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise, except (i) as set forth or reflected on the Financial Statements (or described in the notes thereto) or the Cash Forecast, (ii) for purchase contracts and orders for supplies or services in the ordinary course of business, (iii) for liabilities and obligations incurred in the ordinary course of business not exceeding $10,000 in the aggregate and not disclosed on the Schedule of Exceptions; PROVIDED that such Schedule discloses the nature of such liability.

4.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

    Each Purchaser severally represents and warrants to the Company as follows:

    4.1 EXISTENCE AND POWER. Purchaser, if a corporation, partnership or limited liability company, is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the state under which it was organized, with full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

    4.2 AUTHORIZATION. Purchaser's execution, delivery and performance of this Agreement, and the consummation by Purchaser of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate, partnership or limited liability company action of the Purchaser. Purchaser has authorized Buyer's Representative to act on Purchaser's behalf in the manner specified in this Agreement.

    4.3 BINDING EFFECT. This Agreement has been duly executed and delivered by Purchaser, and constitutes a valid and binding agreement of Purchaser.

    4.4 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the articles of incorporation, bylaws, partnership agreement or operating agreement of Purchaser; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any court or governmental or regulatory authority; (c) to the best knowledge of Purchaser, result in a default (give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its assets may be bound, except for defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; or (d) to the best knowledge of Purchaser, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser; or any of its assets; PROVIDED, that the foregoing clauses (b), (c) and (d) shall not apply to requirements, defaults or violations which would not have a material adverse effect on the business, operations or financial condition of Purchaser.

    4.5 BROKERS' FEES. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Buyer or Purchaser who might be entitled to any fee or commission from the Company or any of the Holders upon consummation of the transactions contemplated by this Agreement.

    4.6 SUITABILITY. Purchaser is an "accredited investor" or is represented by a "purchaser representative" as defined in Regulation D promulgated under the Securities Act.

    4.7 INVESTMENT. Purchaser is acquiring the number of Shares set forth opposite Purchaser's name on the Schedule of Purchasers for investment for Purchaser's own account and not with a view to, or for, resale in connection with, any distribution of the Shares, and Purchaser has no present intention of selling or distributing any of such Shares. Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the BONA FIDE nature of Purchaser's investment intent as expressed herein.

    4.8 RULE 144. Purchaser acknowledges that, because they have not been registered under the Securities Act, the Shares constitute "restricted securities" as defined in Rule 144(a)(3) and must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the securities, the availability of certain current public information about the issuer, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and the number of securities being sold during any three-month period not exceeding specified limitations (unless the securities satisfy the requirements of Rule 144(k)).

5.  ADDITIONAL COVENANTS OF THE COMPANY AND THE HOLDERS

    5.1 NON-SOLICITATION; EXCLUSIVITY; BREAK-UP FEE. Neither the Company nor the Holders shall, directly or indirectly, initiate contact with, solicit or, encourage any inquiries or proposals by, or negotiations with, any person or entity (other than Buyer) in connection with any possible proposal (an "Acquisition Proposal") regarding a sale of all or any of the Shares, nor shall the Company or the Holders sell, agree to sell or arrange for the sale of any shares of Common Stock during the term of this Agreement. Notwithstanding the foregoing, the Company may, if counsel to the Company advises that it is necessary for the Board of Directors of the Company, in accordance with its fiduciary duties, (i) furnish information concerning the Company to any corporation, partnership, person or other entity or group, who or which may request such information pursuant to appropriate confidentiality agreements; and (ii) engage in discussions and negotiations with such person or entity; provided, however, that the Company shall give prior notice to Buyer as promptly as practicable of its intent to furnish such information or to enter into discussions and negotiations with such person or entity. The Company shall promptly thereafter communicate to Buyer the terms of any proposal or inquiry made with respect to any Acquisition Proposal and the identity of the party making the Acquisition Proposal. If the Company accepts any Acquisition Proposal or if the company otherwise terminates this Agreement prior to the Effective Date, the Company will pay to Buyer a cancellation or "break-up" fee of Two Hundred Fifty Thousand Dollars ($250,000) within two (2) days after Buyer's Representative requests in writing the payment of such fee. The Company agrees that the amount of such fee is reasonable and appropriate in light of the circumstances existing and applicable to the parties hereto as of the date of this Agreement. The provisions of this Section 5.1 shall cease to apply after the Effective Date.

    5.2 MATERIAL TRANSACTIONS. Except as otherwise contemplated by this Agreement, during the term of this Agreement, the Company shall not enter into any transaction outside the ordinary course and scope of its current business activity or incur any item or amount of expense that is not set forth in the Cash Forecast without the prior written consent of Buyer's Representative.

    5.3 SHAREHOLDER APPROVAL. Subject to the terms and conditions contained herein, this Agreement shall be submitted for approval to the holders of voting stock of the Company at a meeting to be duly held for this purpose by the Company (the "Company Meeting"). If the Company shall not have terminated this Agreement pursuant to Section 5.1 prior to the Company Meeting, the Company, the current Board of Directors, and the Holders shall recommend that the shareholders of the Company approve and adopt this Agreement and the transactions contemplated hereby, and such recommendation shall be contained in a proxy statement acceptable to Buyer's Representative and its legal counsel.

    5.4 VOTING AGREEMENTS. If the Company shall not have terminated this Agreement pursuant to Section 5.1 previously, each Holder severally agrees with, and covenants to, Buyer at any meeting of shareholders of the Company called to vote upon the Agreement (the "Company Meeting") or at any adjournment thereof, or in any other circumstances upon which a vote, consent or other approval with respect to the Agreement is sought, such Holder shall vote or cause to be voted such Holder's shares of Company voting stock in favor of the Agreement and the approval of the terms thereof, and each of the other transactions contemplated by the Agreement.

    5.5 BOARD OF DIRECTORS OF THE COMPANY; OFFICERS. The Board of Directors shall take action necessary immediately as of the Closing Date to fix the number of directors constituting the Board of Directors to be at least five
(5) members, and to cause three (3) individuals designated by Buyer's Representative to be elected as directors of the Company to replace existing directors who shall resign as of the Closing Date. In addition, all executive officers of the Company shall resign as of the Closing Date. Katrina Thompson must agree to stay with the Company for at least thirty (30) days after the Effective Date, as part of her severance agreement with the Company, to assist with financial matters of the Company upon request by Buyer's Representative.

    5.6 INVESTIGATION. Upon reasonable notice, the Company shall afford to Buyer's Representative and to its officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours, throughout the period prior to the earlier of the Effective Date or the date of termination of this Agreement, to its plants, properties, contracts, commitments, books and records (including, but not limited, to tax returns) and to the employees and accountants of the Company responsible for such matters, and shall use its reasonable best efforts to cause its representatives to furnish promptly to Buyer's Representative such additional financial and operating data and other information as to its businesses and properties as Buyer's Representative or its duly authorized representatives may from time to time reasonably request.

    5.7 SHELF REGISTRATION. As promptly as practicable upon request by Buyer's Representative, or any group of Purchasers who are record holders, in the aggregate of not less than 250,000 shares at any time following the Closing Date, the Company shall file and cause to be declared effective a "shelf" Registration Statement on any appropriate form pursuant to rule 415 (or similar rule that may be adopted by the SEC) under the Securities Act for all the Shares ("Registrable Securities"), which form shall be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof (which shall not include an underwritten offering). The Company agrees to use its best efforts to keep such Registration Statement continuously effective and usable for resale of Registrable Securities for a period of twelve (12) months from the date on which the SEC declares such Registration Statement effective, or such shorter period which will terminate when all the Registrable Securities covered by such Registration Statement have been sold or may be sold pursuant to Rule
144. The Company will pay all registration expenses in connection with all registrations of Registrable Securities pursuant to this Agreement upon the written request of any of the Purchasers, and each Purchaser shall pay all commissions and transfer taxes, if any, relating to the sale or disposition of such Purchasers' Registrable Securities pursuant to the Registration Statement. For this purpose:

         "REGISTRATION EXPENSES" mean any and all expenses of the Company incident to performance of or compliance with this Agreement, including, without limitation, (i) all SEC and securities exchange registration and filing fees, (ii) all printing, messenger and deliver expenses, (iii) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange, and the fees and disbursements of counsel for the Company and of its independent public accountants, but excluding underwriting discounts and commissions and transfer taxes, if any.

    5.8 TAX RETURNS. Prior to the Effective Date the Company agrees to prepare and file its federal and all required state income tax returns for the tax year ended November 30, 1996.

6.  CERTAIN MUTUAL COVENANTS.

    6.1 CLOSING CONDITIONS. The Company, the Holders and Buyer shall use their respective best efforts to cause the conditions precedent to the Closing to be fulfilled.

    6.2 CONSENTS AND APPROVALS. Prior to the Closing, the Company, the Holders and Buyer shall use their respective best efforts to obtain the authorizations, consents, orders and approvals of federal, state and local regulatory bodies and officials, courts and other third parties that may be necessary for the performance of their respective obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, and shall cooperate fully with each other in seeking promptly to obtain such authorizations, consents, orders and approvals as may be necessary for the performance of their respective obligations pursuant to this Agreement.

    6.3 CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS. Through the Closing Date, except to the extent required by applicable law or stock exchange rules, and except for a form of press release acceptable to all parties, no party to this Agreement shall make any public announcement with respect to this Agreement or the transactions contemplated in this Agreement or otherwise communicate with any third party, including, without limitation, news media, without prior notification to the other party, and the parties shall cooperate as to the timing and contents of any such announcement.

    6.4 FURTHER ACTION. Each of the parties to this Agreement shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated in this Agreement or, at or after the Closing Date, to evidence the consummation of the transactions contemplated in this Agreement. Each of the parties to this Agreement shall take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to satisfy the conditions to this Agreement and to obtain in a timely manner all necessary waivers, consents, and approvals and to effect all necessary registrations and filings.

    6.5 DISTRIBUTION TO COMPANY SHAREHOLDERS. Within two (2) business days after the Effective Date, the Board of Directors of the Company will declare a distribution to shareholders which shall not exceed $4,914,000 in the aggregate; including the distribution of a note payable by the Company in the principal amount of $300,000 (or such lesser amount as is received from Spieker Properties by the Company with respect to a note for the same amount subsequent to the date of this Agreement "the Spieker Properties Note Receivable") to Alarmguard Holdings, Inc. in lieu of cash of like amount. Such distribution will be payable to shareholders of record of the Company as of a date as soon as practicable following the Effective Date (and prior to the Closing Date) such that Buyer will not be entitled to exercise any portion thereof. Prior to the Effective Date Alarmguard Holdings, Inc. shall agree in writing to receive a distribution of the lesser of (i) the face amount of such Company note and (ii) the net proceeds realized by the Company from the Spieker Properties Note Receivable in lieu of cash.

    6.6 POST-CLOSING OPERATIONS. When reasonably practicable after the Closing Date, the Buyer will cooperate with the Company to engage in the real estate business through the ownership and leasing of more than 1,500,000 square feet of office/R&D real estate, which Buyer and/or Buyer's affiliates presently own and will be held in an entity in which the Company will receive equity interests and Buyer and/or Buyer's affiliates will receive equity interests convertible into shares of the Company's Common Stock, all upon terms and conditions to be determined by the Company and Buyer, or Buyer's affiliates.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. Except to the extent expressly waived in writing by Buyer, all obligations of Buyer under this Agreement are subject to the fulfillment, at or before the Closing, of all of the following conditions:

    7.1 REPRESENTATION AND WARRANTIES TRUE AT CLOSING. Each of the representations and warranties of the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of such date.

    7.2 PERFORMANCE. The Company and the Holders shall have performed in all material respects each of their respective obligations to be performed on or prior to the Closing pursuant to this Agreement.

    7.3 NO CONFLICT. Neither the Company nor any of its assets shall be subject to or obligated under its Articles of Incorporation or Bylaws or under any material contract, lease or other instrument or any license, franchise or permit, or subject to any statute, rule, order or decree, which would be defaulted, breached, terminated, forfeited or violated by or in conflict (or upon the failure to give notice or the lapse of time, or both, would result in a default, breach, termination, forfeiture or conflict) with its execution and performance of this Agreement and the transactions contemplated hereby. Except as contemplated under this Agreement, no consent of any person not a party to this Agreement, nor consent of or filing with (including any waiting period) any governmental authority is required to be obtained or performed on the part of the Company to permit the consummation of the transactions contemplated by this Agreement.

    7.4 SECURITIES LAW COMPLIANCE. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, but not limited to, the sale and issuance of the Shares by the Company to the Purchasers shall comply with and be effected in accordance with the applicable provisions of all federal and state securities laws.

    7.5 AMEX LISTING. The Company shall have complied with all rules and requirements of the American Stock Exchange and the Pacific Stock Exchange, and the Shares shall have been listed with the American Stock Exchange and the Pacific Stock Exchange.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY. Except to the extent expressly waived in writing by the Company, the obligations of the Company set forth in this Agreement are subject to the fulfillment, at or before the Closing, of all of the following conditions:

    8.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. Each of the representations and warranties of each Purchaser contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of such date.

    8.2 PERFORMANCE. Buyer and each Purchaser shall have performed in all material respects each of the obligations of Buyer or each such Purchaser to be performed on or prior to the Closing pursuant to this Agreement.

9.  TERMINATION.

    9.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Effective Date:

         (i) at any time, by mutual written agreement of the Company and Buyer's Representative;

         (ii) at any time, by the Company, if the Company accepts an Acquisition Proposal pursuant to Section 5.1 (NON-SOLICITATION; EXCLUSIVITY; BREAK-UP FEE) and pays to Buyer the cancellation or break-up fee specified therein;

         (iii) at any time prior to the Effective Date, if Buyer shall default in the observance, or in the due and timely performance, of any of the agreements or covenants contained in this Agreement, or if any of the Purchasers' (and Buyer's ) representations or warranties set forth in this Agreement were untrue in any material respect as of the date of this Agreement or became untrue in any material respect as of a subsequent date, the Company may terminate this Agreement upon five (5) calendar days' notice to Buyer's Representative, during which time Buyer shall have an opportunity to cure the default or breach; and

         (iv) at any time prior to the Effective Date, if the Company or any of the Holders shall default in the observance, or in the due and timely performance, of any of the agreements or covenants contained in this Agreement, or if the Company's representations or warranties set forth in this Agreement were untrue in any material respect as of the date of this Agreement or became untrue in any material respect as of a subsequent date, Buyer may terminate this Agreement upon five (5) calendar days' notice to the Company, during which time the Company shall have an opportunity to cure the default or breach.

         (v) by either party, if such party is not then in default under this Agreement, at any time after October 31, 1997 if the Closing has not occurred by then.

    9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement, (a) each party shall re-deliver all documents and information of the other party relating to the transactions completed hereby and all confidential information received by any party to this Agreement with respect to the other party shall be treated in accordance with Section 6.3 (CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS) of this Agreement and the Confidentiality Agreement dated as of March 27, 1997 between the Company and Berg & Berg Enterprises, Inc.; (b) to the extent practicable, all filings, applications other submissions with any court or governmental or regulatory authority made pursuant to this Agreement shall, at the option of the Company, be withdrawn from the court or governmental or regulatory authority to which made; and (c) if this Agreement has been terminated pursuant to either Section 9.1(iii) or Section 9.1 (iv) (TERMINATION) of this Agreement, the parties shall retain all rights and remedies available to each of them at law or in equity, including but not limited to the right to bring an action against the defaulting party for specific performance.

10. GENERAL.

    10.1 SURVIVAL. The covenants, representations and warranties of the parties to this Agreement shall survive the Closing.

    10.2 BINDING EFFECT; BENEFITS; ASSIGNMENT. All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the successors and permitted assigns of the Company, the Holders and Buyer. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement except as expressly indicated in this Agreement. Neither the Company, the Holders nor Buyer shall assign any of their respective rights or obligations under this Agreement to any other person, firm or corporation without the prior written consent of the other party to this Agreement, except that Buyer may assign its rights and delegate its obligations under this Agreement pursuant to its right to amend the Schedule of Purchasers under Section 1.2.

    10.3 GOVERNING LAW. This Agreement shall be governed by the laws of the State of California without regard to its principles governing conflicts of laws.

    10.4 NOTICES. All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement shall be in writing and shall be delivered personally, telecopied or sent by nationally recognized overnight delivery service, and shall be deemed given and effective when so delivered personally, telecopied or sent, as follows:

         (a)  If to Buyer or any Purchaser:

              Berg & Berg Enterprises, Inc.
              10050 Bandley Drive
              Cupertino, California
              Telecopier:  408/725-1626
              Attention: Carl E. Berg

         with a copy to:

              Graham & James LLP
              600 Hansen Way
              Palo Alto, California 94304
              Telecopier:  415/856-3619
              Attention:  Alan B. Kalin


         (b)  If to the Company:

              Mission West Properties
              6815 Flanders Drive, Suite 250
              San Diego, California 92121-2905
              Telecopier: 619/450-1618
              Attention: Michael M. Earley
         with a copy to

              Pillsbury Madison & Sutro LLP
              101 West Broadway, Suite 1800
              San Diego, California 92101
              Telecopier: 619/236-1995
              Attention: David R. Snyder

    Each party may change its address or telecopier number by prior written notice to the other parties.

    10.5 COUNTERPARTS. This Agreement may be executed by facsimile and in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

    10.6 EXPENSES. Buyer, the Company and the Holders shall pay their own respective expenses, costs and fees (including, without limitation, attorneys' and accountants' fees) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

    10.7 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the Company, the Holders and Buyer with respect to the transactions contemplated by this agreement, and supersedes all prior agreements, arrangements and understandings relating to the subject matter of this Agreement.

    10.8 AMENDMENT AND WAIVER. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions of this Agreement may be waived, only by a written instrument executed by the Company and Buyer's Representative or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any such term, covenant, representation or warranty or any other term, covenant, representation or warranty set forth in this Agreement.

     10.9 HEADINGS. The headings of the sections and paragraphs of this agreement have been inserted for convenience or reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Agreement.

     10.10 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any person other than the parties hereto and their respective successors or assigns any rights (including third-party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. No third party shall have any right, independent of any right that exists irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

    10.11 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or document.

    10.12 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

                     [Remainder of page intentionally left blank]

                   SIGNATURE PAGE FOR STOCK PURCHASE AGREEMENT



    IN WITNESS WHEREOF, the Company, each of the Holders and each Purchaser has executed this Agreement as of the day and year first above written.

BUYER:

                                 --------------------------------------------
                                        (Print or type name of Purchaser)

                                 By:
                                       --------------------------------------
                                        (signature)

                                 Name: --------------------------------------
                                        (Print or type if signing on
                                        Purchaser's behalf)

                                 Title: -------------------------------------
                                        (if applicable)


THE COMPANY:                     MISSION WEST PROPERTIES


                                 By:
                                       --------------------------------------
                                        (signature)

                                 Name: --------------------------------------
                                        (Print or type name)

                                 Title: -------------------------------------
                                        (if applicable)

THE HOLDERS:

                                 ALARMGUARD HOLDINGS, INC.


                                 By:
                                       --------------------------------------
                                        (signature)

                                 Name: --------------------------------------
                                        (Print or type name)

                                 Title: -------------------------------------
                                        (if applicable)

ADDITIONAL SIGNATURE PAGE FOR STOCK PURCHASE AGREEMENT


                                 BYRON WEBB, JR.


                                 --------------------------------------------
                                        (signature)


                                 WILLIAM E. NELSON


                                 --------------------------------------------
                                        (signature)